                                                                     EXHIBIT 2.2

                                                    [LINKLATERS & ALLIANCE LOGO]




                             Dated 28 February 2002

                        Biocompatibles International plc

                                       and

                           The Cooper Companies, Inc.

                                       and

                         Aspect Vision Holdings Limited





                    Arrangement and Administration Agreement




                                                    LINKLATERS
                                                    One Silk Street
                                                    London
                                                    EC2Y 8HQ

                                                    Telephone: (44-20) 7456-2000
                                                    Facsimile: (44-20) 7456-2222

                                                    Ref: CVO

                    Arrangement and Administration Agreement

This Agreement is made on 28 February 2002

between:

(1) Biocompatibles International plc a company incorporated in England and Wales with registered number 2703724 and whose registered office is at Chapman House, Farnham Business Park, Weydon Lane, Farnham, Surrey, GU9 8QL ("Biocompatibles");

(2) The Cooper Companies, Inc. a corporation organised under the laws of the state of Delaware, United States of America having a principal place of business at 6140 Stoneridge Mall Road, Suite 590, Pleasanton, CA 94588, United States of America ("Cooper"); and

(3) Aspect Vision Holdings Limited a company incorporated in England and Wales with registered number 3448379 whose registered office is at Unit 2, South Point, Hamble, Southampton, Hampshire, SO41 4RF ("AVH").

Whereas:

(A) By an International Share Sale Agreement (the "Sale Agreement") dated 15 January 2002 between (1) Biocompatibles, (2) AVH and (3) Cooper, Biocompatibles has agreed to sell with full title guarantee

         (a) Hydron Limited ("Hydron") to AVH; and

         (b) Biocompatibles Eyecare Inc ("BE Inc") and Biocompatibles Canada Inc ("BE Canada") to Cooper;

         and AVH and Cooper have respectively agreed to purchase the same;

(B) The Sale Agreement provides that part of the aggregate amount payable by Cooper/AVH on Closing in respect of repayment of Intra-Group Debt and consideration for the Shares will be paid in cash and part will be in the form of one or more Promissory Notes under the terms set out in
         Schedule 12 of the Sale Agreement;

(C) The Sale Agreement also provides that security shall be given in respect of each of the Promissory Notes under the terms set out in
         Schedule 12 of the Sale Agreement.

(D) Cooper has agreed to pay to Biocompatibles arrangement and administration fees in relation to the issue of Promissory Notes and the grant of security;

It is agreed as follows:

1        Interpretation

         In this Agreement, unless the context otherwise requires:

1.1      Capitalised Terms

         Capitalised terms used without definition in Clause 1.2 shall have the meanings ascribed to them in the Sale Agreement.

1.2      Definitions

         "Intended Payment Date" means 15 May 2002.

         "Promissory Notes" means the Promissory Notes to be issued to Biocompatibles on Closing by:

         (a) AVH as consideration for the Hydron Shares ('L'10,928,000) (Promissory Note A)

         (b) Cooper as consideration for the BE Inc/BE Canada Shares ('L'20,137,000) (Promissory Note B)

         (c) Cooper as repayment of the balance of the Intra-Group Debt remaining outstanding (from BE Inc to Biocompatibles) following payment of amounts specified in the Sale Agreement (Promissory Note C);

         "Security Documents" means the documents (all dated on or about 28 February 2002) under which collateral is offered to Biocompatibles as security for the payment obligations of AVH and/or Cooper under the Promissory Notes, being:

         (a)  the Share Charge and Assignment between AVH and Biocompatibles;

         (b)  the Stock Pledge Agreement between Cooper and Biocompatibles;

         (c) the Deed of Trust, Security Agreement, Fixture Filing and Assignment of Rents and Leases made between Biocompatibles, Independent Trustees Inc and BE Inc; and

         (d)  the Security Agreement made between Biocompatibles and BE Inc.

1.3      Singular, Plural, Gender

         References to one gender include all genders and references to the singular include the plural and vice versa.

1.4      Legal Terms

         References to any English legal terms shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

2        Arrangement and Administration

         In connection with the issue of the Promissory Notes and creation of the Security Documents, Biocompatibles will (inter alia):

         (a) take account of adjustments required under the Sale Agreement with a view to reducing or increasing (as the case may be) the amount to be paid under the Promissory Notes;

         (b) investigate the collateral offered by Cooper and AVH under the Security Documents to secure payment under the Promissory Notes;

         (c) effect (or monitor) registration of the Security Documents against the collateral;

         (d) monitor the value of the collateral made available under the Security Documents during the life of the Promissory Notes and period of the security; and

         (e) monitor and/or verify the financial conditions, results of operations and business prospects of Cooper and AVH with a view to protecting Biocompatibles' position in respect of payment under the Promissory Notes.

3        Arrangement and Administration Fees

3.1 As consideration for Biocompatibles attending to the matters set out in Clause 2 of this agreement, Cooper agrees to pay to Biocompatibles arrangement and administration fees in accordance with this Clause 3.

3.2 If all the outstanding amounts payable under the Promissory Notes and Security Documents are not paid on the Intended Payment Date:

         (a) Cooper shall pay to Biocompatibles on the Intended Payment Date, and on each of the dates falling one month and two months following the Intended Payment Date, a fee of 'L'367,000;

         (b) Cooper shall pay to Biocompatibles on each of the dates falling three, four and five months respectively following the Intended Payment Date a fee of 'L'733,000.

3.3 Without prejudice to sums payable under Clause 3.2, the obligation to pay the arrangement and administration fees shall terminate, and all collateral made available under the Security Documents shall be released, as soon as payment of all amounts of principal and interest under the Promissory Notes is made. Payments made to Biocompatibles in advance of such termination and release shall not be rebated.

3.4 All fees and any other amounts payable under this Agreement shall be exclusive of any United Kingdom value added tax ("VAT") which shall be payable in respect thereof, and if any such amount constitutes the consideration for a taxable supply for VAT purposes, then in addition to that amount the payer shall pay any VAT.

4        Method of Payment

4.1 Wherever in this Agreement provision is made for a payment by one party to another, any such payment shall be effected by crediting for same day value the account specified in writing by the payee to the payer (reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected) on or before the due date for payment.

4.2 Payment of a sum in accordance with this Clause shall be good discharge to the payer (and those on whose behalf such payment is made) of its obligation to make such payment and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

5        Adjustments

5.1 Under Clause 6.11 of the Sale Agreement, the principal amount of the Promissory Notes A and B shall be adjusted to take account of variations between Provisional Financial Borrowings and Closing Financial Borrowings.

5.2 Biocompatibles, Cooper and AVH agree that the principal amounts of Promissory Notes may also be adjusted to take account of variations between Provisional Intra-Group and Closing Intra-Group Debt, requiring adjustment pursuant to Clause 6.10 of the Sale Agreement and Clause 7 of the Deed of Repayment dated 28 February 2002 between (inter alios) Biocompatibles, Cooper and AVHL.

6        Confidentiality

         The provisions of Clause 12.2 of the Sale Agreement shall apply to this Agreement.

7        Whole Agreement

7.1 This Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and, subject to the terms of the Sale Agreement, supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

7.2 Cooper and AVH acknowledge that they have not been induced to enter this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

7.3 Without prejudice to the provisions of Clause 8.4 of the Sale Agreement and so far as is permitted by law and except in the case of fraud, each of the parties agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement, shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

7.4      Reasonableness

         Each of the parties confirms that it has received independent legal advice relating to all the matters provided for in this Agreement including the terms of Clause 7.1 (Whole Agreement) and agrees that the provisions of this Agreement are fair and reasonable.

8        No Assignment

8.1 Except as otherwise expressly provided in this Agreement, no party may without the prior written consent of the other parties assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement.

8.2 Except as otherwise expressly provided in this Agreement, the party may, without the consent of the other parties, assign to a subsidiary the benefit of the whole or any part of this Agreement provided however that such assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains a subsidiary of the party concerned.

9        Third Party Rights

         A person, other than a Group Company (whilst such Group Company remains in Cooper's Group), who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce any term of, or enjoy any benefit under, this Agreement.

10       Variation

         No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

11       Time of the Essence

         Time shall be of the essence of this Agreement both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by Agreement in writing between the parties.

12       Costs

12.1 Biocompatibles shall bear all costs incurred by it in connection with the preparation, negotiation and entry into of this Agreement.

12.2 Cooper and AVH shall bear all costs incurred by them in connection with the preparation, negotiation and entry into of this Agreement.

13       Notices

         The provisions of Clause 15.12 of the Sale Agreement shall apply.

14       Invalidity

         If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

15       Counterparts

         This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.

16       Governing Law and Submission to Jurisdiction

16.1 This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, shall be governed by and construed in accordance with English law.

16.2 Each of the parties irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any proceedings arising out of or in connection with this Agreement shall be brought in such courts. Each of the parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

17       Appointment of Process Agent

17.1 Cooper hereby irrevocably appoints the Company Secretary of AVH as its agent to accept service of process in England and Wales in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by Cooper. Notwithstanding that service shall be deemed completed whether or not received by Cooper, Biocompatibles agrees to send a copy of documents served on AVH to Cooper.

17.2 If such Process Agent ceases to be able to act as such or to have an address in England, Cooper irrevocably agrees to appoint a new Process Agent in England acceptable to Biocompatibles and to deliver to Biocompatibles within 14 days a copy of a written acceptance of appointment by the Process Agent.

17.3 Nothing in this Agreement shall affect the right to service of process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgement or other settlement in any other courts.



In witness whereof this Agreement has been duly executed.


SIGNED by CHRISPIN SIMON
on behalf of Biocompatibles International plc:               CHRISPIN SIMON




SIGNED by CAROL R. KAUFMAN                                   CAROL R. KAUFMAN
on behalf of The Cooper Companies, Inc.:




SIGNED by  GREGORY A. FRYLING                                GREGORY A. FRYLING
on behalf of Aspect Vision Holdings Limited